Exhibit 1.2

Unit Purchase Agreement

May 28, 2020

Repay Holdings Corporation
3 West Paces Ferry Road,

Suite 200

Atlanta, GA 30305

Ladies and Gentlemen:

Subject to the terms and conditions stated in this Unit Purchase Agreement (this “Agreement”), CC Payment Holdings, L.L.C., (the “Selling Unitholder”) hereby agrees to sell to Repay Holdings Corporation (“Repay”), and Repay hereby agrees to purchase from the Selling Unitholder, the number of Class A units representing limited liability company interests in Hawk Parent Holdings LLC (“Post-Merger Repay Units”) set forth opposite the Selling Unitholder’s name under the first column in Schedule I hereto (such Post-Merger Repay Units, the “Firm Units”).

In addition, the Selling Unitholder hereby agrees to sell to Repay, and Repay hereby agrees to purchase from the Selling Unitholder, certain additional Post-Merger Repay Units set forth opposite the Selling Unitholder’s name under the second column in Schedule I hereto (the “Additional Units” and, together with the Firm Units, the “Subject Units”) on the terms and subject to the conditions, set forth in Section 4 hereof.

1.  Representations and Warranties of Repay.  Repay hereby represents and warrants to, and agrees with, the Selling Unitholder, as of the date hereof and as of the date of any delivery of Subject Units pursuant to this Agreement, that:

(a)  Repay has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of the provisions of its certificate of incorporation.

(b)  No consent, approval, authorization, filing (other than filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, made after the consummation of the transactions contemplated herein), order, registration or qualification of or with any court or governmental agency or body is required for the sale of the Subject Units by the Selling Unitholder as contemplated by this Agreement that has not been obtained and is in full force and effect.

2.  Representations and Warranties of the Selling Unitholder.  The Selling Unitholder represents and warrants to, and agrees with, Repay, as of the date hereof and as of the date of any delivery of Subject Units pursuant to this Agreement, that:

(a)  The Selling Unitholder has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of the provisions of its certificate of formation or operating agreement.

(b)  The Selling Unitholder is the sole record owner of the Subject Units to be sold by it hereunder, free and clear of all liens, encumbrances, equities and claims, and the Selling Unitholder has sole authority to sell, transfer or otherwise dispose of such Subject Units.

(c)  No consent, approval, authorization, filing (other than filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, made after the consummation of the transactions contemplated herein), order, registration or qualification of or with any court or governmental agency or body or any other person or entity is required for the sale of the Subject Units by the Selling Unitholder as contemplated by this Agreement.

(d)  Neither the Selling Unitholder nor any entity disregarded as an entity separate from the Selling Unitholder for United States federal income tax purposes holds any shares of Class A common stock of Repay (“Class A Common Stock”) or will acquire any shares of Class A Common Stock from the date hereof through the consummation of the last sale of the Subject Units pursuant to this Agreement.

(e)  The Selling Unitholder acknowledges and agrees that, except as set forth in this Agreement, Repay is not making any express or implied warranties in connection with the sale of the Subject Units under this Agreement. The Selling Unitholder has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding sale of the Subject Units under this Agreement and of making an informed investment decision. The Selling Unitholder or its advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Repay concerning the sale of the Subject Units under this Agreement, and all such questions have been answered to the Selling Unitholder’s satisfaction.  The Selling Unitholder is not relying on Repay with respect to the tax and other economic considerations of the sale of the Subject Units under this Agreement, and the Selling Unitholder has relied on the advice of, or has consulted with, its own advisors.

3.  Purchase and Sale of Firm Units.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Selling Unitholder hereby agrees to sell to Repay, and Repay hereby agrees to purchase from the Selling Unitholder, the number of Firm Units set forth opposite the Selling Unitholder’s name in Schedule I hereto, and Repay agrees that the purchase price per Firm Unit shall be $19.00 (such price being the price per share of Class A Common Stock paid by the underwriters to Repay pursuant to the

Underwriting Agreement dated on or about the date hereof (the “Underwriting Agreement”) among Repay and the several underwriters party thereto (the “Underwriters”) in connection with an underwritten public offering of shares of Class A Common Stock (the “Offering”)).

4.  Purchase and Sale of Additional Units.  In the event that the Underwriters exercise in full their option set forth in the Underwriting Agreement to purchase additional shares of Class A Common Stock and subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Selling Unitholder hereby agrees to sell to Repay, and Repay hereby agrees to purchase from the Selling Unitholder, the number of Additional Units set forth opposite the Selling Unitholder’s name in Schedule I hereto, at the purchase price per Additional Unit equal to the purchase price per Firm Unit set forth in the preceding Section 3.  In the event that the Underwriters exercise in part their option set forth in the Underwriting Agreement to purchase additional shares of Class A Common Stock and subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Selling Unitholder hereby agrees to sell to Repay, and Repay hereby agrees to purchase from the Selling Unitholder, such number of Additional Units equal to the number of additional shares of Class A Common Stock purchased by the Underwriters, at the purchase price per Additional Unit equal to the purchase price per Firm Unit set forth in the preceding Section 3.

5.  Delivery and Payment.

(a)  Delivery of the Firm Units shall be made on the Closing Date (as such term is defined in the Underwriting Agreement) to Repay at its offices (or at such other place mutually agreed upon by the parties).  Payment for the Firm Units shall be made in immediately available funds (in accordance with the wire instructions to be provided by the Selling Unitholder in writing two business days prior to the Closing Date) immediately following the delivery of the Firm Units.

(b)  Any delivery of the Additional Units shall be made on the applicable Option Closing Date (as such term is defined in the Underwriting Agreement) to Repay at its offices (or at such other place mutually agreed upon by the parties).  Any payment for such Additional Units shall be made in immediately available funds (in accordance with the wire instructions to be provided by the Selling Unitholder in writing two business days prior to the applicable Option Closing Date) immediately following the delivery of such Additional Units.

(c)  The Selling Unitholder will pay all applicable transfer taxes, if any, involved in the transfer to Repay of the Subject Units to be purchased by it from the Selling Unitholder.

(d)  The Selling Unitholder hereby irrevocably constitutes and appoints each officer, employee and agent of Repay, with full power of substitution in the premises, to transfer the Subject Units being sold by the Selling Unitholder on the books of Repay.  This power of attorney is coupled with an interest.

6.  Conditions to the Obligations of Repay.  Repay’s obligations to purchase the Subject Units from the Selling Unitholder shall be subject to the satisfaction (or waiver by Repay) of the following conditions precedent: (i) the accuracy of the representations and warranties of the Selling Unitholder contained herein as of (x) the date hereof and (y) the date of any delivery of Subject Units pursuant to this Agreement, (ii) the performance by the Selling Unitholder of its obligations hereunder and (iii) in the case of the purchase of the Firm Units, the occurrence of the Closing Date, or in the case of the purchase of Additional Units, the occurrence of the applicable Option Closing Date.

7.  Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to Repay, will be mailed, delivered or telefaxed to 3 West Paces Ferry Road, Suite 200, Atlanta, GA 30305; Attention: Tyler Dempsey, or if sent to the Selling Unitholder, will be mailed, delivered or telefaxed to c/o Corsair Capital, 717 Fifth Avenue, 24th Floor, New York, NY 10022, Attention: Jimmy Wang with a copy (which does not constitute notice) to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Roxane F. Reardon.

8.  Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.  Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any  document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

10.  Further Assurances. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated hereby.

11.  Termination. If the Underwriting Agreement (other than provisions thereof which survive termination) is terminated prior to the Closing Date, this Agreement shall automatically terminate and the parties shall have no further obligations hereunder.

12.  Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between Repay and the Selling Unitholder.

Very truly yours,

CC PAYMENT HOLDINGS, L.L.C.

By: /s/ D.T. Ignacio Jayanti_______________

Name:  D.T. Ignacio Jayanti

Title: Managing Partner

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

REPAY HOLDINGS CORPORATION

By: /s/ Timothy J. Murphy

Name:  Timothy J. Murphy

Title:    Chief Financial Officer

SCHEDULE I

Selling Unitholder	Number of Firm Units to be Sold	Maximum Number of Additional Units to be Sold
CC Payment Holdings, L.L.C.	4,000,000	1,200,000
Total units:	4,000,000	1,200,000